Exhibit 3.55

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BLAIR PARK SERVICES, LLC

This Limited Liability Company Operating Agreement (the “Agreement”) of Blair Park Services, LLC (the “Company”), is effective as of September 18, 2006 and is executed by InfraSource Incorporated (the “Member”), a Delaware corporation, its sole member.

W I T N E S S E T H:

WHEREAS, the Company was formed upon the filing of the Certificate of Formation (the “Certificate”) with the Secretary of State in the State of Delaware on September 18, 2006, and

WHEREAS, the Member wishes to enter into this Agreement to set forth its rights, obligations and duties with respect to the Company:

NOW, THEREFORE, the Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company is Blair Park Services, LLC.

2. Term. Unless the Company is earlier terminated, dissolved or liquidated in accordance with Section 12 of this Agreement, it shall continue in existence in perpetuity.

3. Purpose. The Company may carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

4. Member. The name and business address of the sole Member is:

.	Name:	InfraSource Incorporated
	Address:	100 West Sixth Street, Suite 300 Media, Pennsylvania 19063

5. Management. No member or person bearing a title as an officer of the Company shall be obligated personally with respect to any debt, obligation or liability of the Company by reason of being a member, or acting as an officer, agent or otherwise on behalf of the Company.

5.1 Management of the Company.

(a) Management Vested in the Member. The business and affairs of the Company shall be managed by the Member. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business or objectives. Unless authorized to do so by this Operating Agreement or by the Member, no employee, attorney-in-fact or other agent shall have any power or authority to bind the Company.

(b) Member Has No Exclusive Duty to Company. The Member shall not be required to manage the Company as its sole and exclusive function and it may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in other investments or activities of the Member or in the income or proceeds derived therefrom.

(c) Action by Written Consent. Any action by the Member may be taken in the form of a written action rather than at a Member meeting. The Company shall maintain a permanent record of all actions taken by the Member

5.2 Officers.

(a) Appointment of Officers and Agents. In order to facilitate the transaction of business by the Company, the Company may have such officers and agents with such respective rights and duties as the Member may from time to time determine. The officers so appointed by the Member shall have such authority as is generally conferred on the corresponding officers of a Delaware corporation. Any number of offices may be held by the same person.

(b) Provisions Related to Officers.

(i) Number, Qualifications and Designation. The officers of the Company shall be appointed by the Member and may include a chairman, a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be deemed appropriate or necessary.

(ii) Appointment and Term of Office. The officers of the Company shall be appointed annually by the Member, and each such officer shall hold office for a term of one year and until a successor is appointed and qualified, or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Company.

(iii) The Chairman. The Chairman shall preside at all meetings of the Company and shall perform such other duties as may from time to time be assigned to him or her by the Member.

(iv) The Chief Executive Officer (CEO). The CEO shall perform such duties as may from time to time be assigned to him or her by the Member or the Chairman.

(v) The President. The president shall have general supervision over the business and operations of the Company, subject, however, to the authority of the Member. The president shall, in general, perform all duties incident to the office of president, and such other duties as from time to time may be assigned by the Member.

(vi) The Vice Presidents. Any vice president shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the Member or by the president.

(vii) The Secretary. The secretary, or an assistant secretary, shall attend all meetings of the Company and shall record the proceedings in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Company as required by law; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the Member or the president.

(viii) The Treasurer. The treasurer, or an assistant treasurer, shall have or provide for the custody of the funds or other property of the Company; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Company; shall deposit all funds in his or her custody as treasurer in such banks or other places of deposit as the Member may from time to time designate; whenever so required by the Member, shall render an account showing his or her transactions as treasurer and the financial condition of the Company; and, in general, shall discharge such other duties as may from time to time be assigned by the Member or the president.

(ix) Other Employees and Agents. The Member may from time to time appoint such other employees or agents as it deems necessary, who shall hold their positions for such terms and shall exercise such powers and perform such duties as are provided in this Agreement, or as the officers may from time to time determine. The Member may delegate to any officer the power to appoint or retain employees or other agents and to prescribe the authority and duties of such subordinate employees or other agents, subject to the authority of the Member.

(x) Officers’ Bonds. No officer of the Company need provide a bond to guarantee the faithful discharge of the officer’s duties unless the Member shall by resolution so require a bond in which event such officer shall give the Company a bond (which shall be renewed if and as required) in such sum and with such surety or sureties as shall be satisfactory to the Member for the faithful performance of the duties of office.

(xi) Salaries. The salaries of the officers and agents of the Company shall be fixed from time to time by the Chief Executive Officer or President, subject to the approval of the Member.

(c) Delegation of Authority. The Member hereby delegates the following responsibilities and authority to the officers, subject to the authority of the Member as set forth in this Agreement or under the Act:

(i) To do and perform all acts as may be necessary or appropriate to the conduct of the Company’s business, including the appointment and retention of employees and agents.

(ii) To purchase liability and other insurance to protect the Company’s property and business.

(iii) To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies and any other instruments or documents necessary or advisable, in the opinion of the executing officer(s), to the business of the Company.

(iv) To employ accountants, legal counsel, managing agents, or other experts or consultants to perform services for the Company and to compensate them from Company funds.

(v) To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such forms as the Member may approve.

5.3 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power of the officers as set forth herein.

5.4 Liability for Certain Acts. The officers shall perform their duties in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care and business judgment as an ordinarily prudent person in a like position would use under similar circumstances, including the reliance in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Member, officers or employees of the Company or by any other person, as to matters the officers reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. The officers who so perform the duties of officers as set forth herein shall not be personally liable to the Company or to the Member for any loss or damage sustained by the Company or the Member, unless (i) the officer has breached or failed to perform the duties of his or her position under the Act, the Certificate or this Agreement and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness by such officer. Nothing in this paragraph shall apply to the liability of an officer pursuant to any criminal statute, or for the payment of taxes pursuant to federal, state or local law.

5.5 Reliance on Reports and Information by Member. The Member of the Company shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its officers or employees of the Company, or by any other person, as to matters the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

5.6 Bank Accounts. The Treasurer may from time to time open bank accounts in the name of the Company, and the Treasurer, Assistant Treasurer and/or any other officer of the Company designated by the Member, as may be determined from time to time by the Member, shall be the sole signatory or signatories thereon, unless the Member determines otherwise.

5.7 Resignation. An officer of the Company may resign at any time by giving written notice to the Company. The resignation of an officer shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make such resignation effective.

5.8 Removal. Any individual officer may be removed from office at any time, without assigning any cause by the Member.

5.9 Vacancies. Any vacancy with respect to any officer occurring for any reason shall be filled by the Member.

6. Capital Contributions. The Member has contributed to the Company the sum of $100.00 as its initial capital contribution.

7. Additional Contributions. The Member is not required to make any additional capital contributions to the Company.

8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member. The Member intends that the Company be disregarded as an entity separate from its owner for U.S. tax purposes.

9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts as determined by the Member. Such distributions shall be allocated to the Member.

10. Assignment and Withdrawal. The Member may assign in whole or in part its limited liability company interest in the Company and, if it assigns its whole limited liability interest in the Company, may withdraw as a member of the Company.

11. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company from time to time with the written consent of the Member. Any restrictions upon the transfer of equity interests set forth in this Agreement shall not apply to the pledge by the Member of a security interest in and to its equity interest to Bank of America, N.A., as agent for certain lenders or agent’s successors and assigns (“Agent”), or to any foreclosure upon or subsequent disposition of such equity interests by Agent. Any such transferee shall be admitted as a member and shall have all of the rights of the Member that previously owned such equity interests.

12. Dissolution and Liquidation.

12.1 Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

(a) the election by the Member, at its sole option, documented by a written consent, to require the dissolution, winding up and liquidation of the Company; or

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Company shall not be dissolved for any other reason, including without limitation, the Member’s becoming bankrupt or executing an assignment for the benefit of creditors, and any such bankruptcy or assignment shall not effect a transfer of any portion of the Member’s membership interest in the Company.

12.2 Liquidation. Upon dissolution of the Company in accordance with Section 12.1, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(a) to creditors, including the Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under Section 18-601 or 18-604 of the Act; and then

(b) to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(c) to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

12.3 Certificate of Dissolution. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Member shall on behalf of the Company prepare and file a certificate of dissolution with the Delaware Department of State, as required by the Act. When such certificate is filed, the Company’s existence shall cease.

13. Indemnification.

13.1 Definitions. For the purposes of this Section, the following terms shall have the following meanings:

(a) “Indemnified Capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a Member, officer, employee or agent of the Company, or, at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

(b) “Indemnified Representative” means the Member and the officers of the Company and any other person designated as an indemnified representative by the Member (which may, but need not, include any person serving at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise).

(c) “Liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements).

(d) “Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, its Member or otherwise.

13.2 Indemnification by the Company.

(a) The Company shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except: (i) where such indemnification is expressly prohibited by applicable law; (ii) where the conduct of the Indemnified Representative has been finally determined (1) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or (2) to be based upon or attributable to the receipt by the Indemnified Representative from the Company of a personal benefit to which the Indemnified Representative is not legally entitled; or (iii) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities. The termination of a Proceeding by settlement shall not create a presumption that the Indemnified

Representative is not entitled to indemnification. To the extent that an Indemnified Representative of the Company has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

13.3 Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Section, the Company shall not indemnify under this Section an Indemnified Representative for any liability incurred in a Proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the Proceeding is authorized, either before or after its commencement, by the Member. This paragraph does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Section.

13.4 Advancing Expenses. The Company shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding described in this Section or the initiation of or participation in which is authorized pursuant to this Section upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Company pursuant to this Section. The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of such advance.

13.5 Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Member shall deem appropriate. Absent fraud, the determination of the Member with respect to such amounts, costs, terms and conditions shall be conclusive against the Member and officers and shall not be subject to voidability.

13.6 Payment of Indemnification. An Indemnified Representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the Company. The indemnification pursuant to this Section shall be made only from the assets of the Company and the Member shall be personally liable therefor.

13.7 Contribution. If the indemnification provided for in this Section or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company shall contribute to the liabilities to which the Indemnified Representative may be subject in such proportion as is appropriate to reflect the intent of this Section or otherwise.

13.8 Contract Rights: Amendment or Repeal. All rights under this Section shall be deemed a contract between the Company and the Indemnified Representative pursuant to which the Company and each Indemnified Representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

13.9 Scope of this Section. The rights granted by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

13.10 Reliance on Provisions. Each person who shall act as an Indemnified Representative of the Company shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Section.

14. Amendments. This Agreement may be amended from time to time by written action of the Member.

15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, sole member intending to be legally bound hereby, has caused this Agreement to be duly executed by its duly authorized representative as of the date set forth below.

INFRASOURCE INCORPORATED, as sole Member of Blair Park Services, LLC

By:	/s/ William H. Muller
Name:	William H. Muller
Title:	Assistant Secretary
Date:	December 15, 2006